 Exhibit 10.7

AMENDMENT No. 1

TO THE EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Employment Agreement dated July 1, 2022 (the ”Agreement”) is made, entered into and effective as of September 13, 2022, by and between LeeWay Services, Inc., a Nevada corporation (the "Company"), and S. Whitfield Lee, an individual ("Executive"). Each of the Company and Executive is a “Party” to this Amendment and the Company and Executive, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the Executive entered into the Agreement on July 1, 2022.

WHEREAS, the Company and the Executive desire to amend the Agreement to set forth additional terms, conditions and obligations of the Parties with respect to the Executive’s employment in the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	The first recital of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“WHEREAS, Corporation and Employee desire that the term of this Agreement begin on the day the Company's stock is initially traded on a public exchange (the "Effective Date") except for the Section 3.3.4 which shall be effective as of September 13, 2022.”

2.	Section 3.3.4 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“ 3.3.4 Restricted Stock Grant. Employee has been granted 250,000 shares of the Corporation's common stock, all of which are being restricted and subject to a Lock-up Agreement. One-third of the shares issued will vest September 13, 2022 with the remaining shares to vest over a two-year period, which shall become vested fifty percent (50%) on the first anniversary date of the grant with stock vesting on a monthly basis after the initial year, and shall otherwise be upon the terms and conditions as set forth in such grant. The grant of such restricted common stock shall be evidenced by a restricted stock grant agreement that contains these terms and other provisions generally applicable to the Company's restricted common stock, including the restrictions that Employee may not sell, transfer, pledge or assign such restricted common stock. Notwithstanding the foregoing, if one or more investors acting in concert, directly or indirectly, acquire more than 50% of the outstanding common equity of the Company within a three-month period, vesting of all shares shall occur immediately. If Employee is terminated other than for cause during the two year vesting period, Employee's stock that would vest on the 12 month anniversary shall be deemed to have vested in equal monthly installments. Provisions of this section will apply to existing stock grants as well as future stock or stock option grants.”

3.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
LEEWAY SERVICES, INC.

/Keith Merrell/
Signature

Keith Merrell
Print Name

Chief Financial Officer
Title

“EXECUTIVE”
S. WHITFIELD LEE

/S. Whitfield Lee/
Executive’s Signature